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                               [TWA letterhead]


FOR IMMEDIATE RELEASE                                  CONTACT:  Jim Brown
January 28, 1998                                                 314/589-3214


                          TWA BOARD ELECTS KATE SOLED
                          SENIOR V.P./GENERAL COUNSEL

                          EDGAR M. HOUSE JOINS BOARD
                              AS AN IAM DIRECTOR

      ST. LOUIS, MO (January 28) -- At its regular meeting in St. Louis today, the Board of Directors of Trans World Airlines, Inc. (AMEX: TWA) elected Kathleen A. Soled Senior Vice President/General Counsel. Soled formerly was Vice President/Legal and Corporate Secretary of TWA. She succeeds Richard P. Magurno, who has resigned from the company. In her new position, Soled reports to Gerald L. Gitner, Chairman and Chief Executive Officer. She has executive responsibility for all TWA legal affairs and for staff support of the Board of Directors.
      Soled, 40, joined the TWA legal staff in January, 1992, as a senior attorney. Prior to joining TWA she was an attorney in private practice.
      "Kate Soled played a key role in the success of our recent financial offerings, and she has provided strong support to our Board of Directors in her role as corporate secretary. I am very pleased that she has accepted this promotion to become TWA's chief legal officer," Gitner said.

                                  (more)

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TWA BOARD -- first add
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      Soled is a graduate of Rutgers University Law School.  She received her undergraduate degree in criminal justice from St. Anselm College in Manchester, NH.
      The Board today also welcomed a new member, Edgar M. (Ed) House, former General Vice President of the International Association of Machinists. Mr. House was nominated by the IAM and elected by the Trustee holding the IAM Preferred Stock to fill the Board seat of the late William W. Winpisinger.
Mr. House's term as a Class III director will expire at the company's annual meeting of shareholders in 1999.
      Mr. House, 65, retired from the IAM on July 1, 1997. He had served as General Vice President since 1989. Mr. House joined the union in 1951 while employed by the International Paper company and has held numerous union offices on the local, state and national levels since then.
      Mr. House is a native of Arkansas, and he and his wife Bonnie currently reside in Camden, AR. They have four sons and a daughter.
      In addition to his union work, Mr. House has served on several Arkansas state boards and commissions, including the Alcoholic Beverage Control Commission and the State Election Commission.

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